Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE:

SuperGen Completes Acquisition of Montigen Pharmaceuticals

Dublin, CA, April 5, 2006 — SuperGen, Inc. (Nasdaq: SUPG) today announced the completion of its previously announced acquisition of Montigen Pharmaceuticals, Inc., a privately-held, oncology-focused drug discovery and development company located in Salt Lake City, Utah, as of April 4, 2006. SuperGen has acquired all of the outstanding capital stock of Montigen for $9.0 million in cash and $9.0 million in shares of SuperGen common stock. SuperGen will pay the Montigen stockholders an additional $22.0 million in shares of SuperGen common stock contingent upon achievement of specific regulatory milestones.

“We are pleased to have successfully closed on our acquisition of Montigen; we warmly welcome the former Montigen employees to the SuperGen team,” said James S. Manuso, Ph.D., SuperGen’s President and Chief Executive Officer. “This acquisition of novel discovery and pre-clinical expertise is consistent with our strategy to broaden and balance our capabilities in oncology and hematology. Montigen’s products and product candidates should benefit our product portfolio both near- and long-term, while we continue to consider clinical candidates for potential in-licensure during 2006.”

“The closing of this transaction completes the pairing of Montigen’s expertise in drug discovery with SuperGen’s development and regulatory capabilities. I am looking forward to working with this newly combined team as Chief Scientist,” commented David J. Bearss, Ph.D., formerly Montigen’s Chief Scientific Officer and the new Vice President, Chief Scientist of SuperGen.

SuperGen will host an invitation-only Analyst and Investor Day in New York City on Thursday, May 25, 2006. The purpose of the event will be to discuss the impact of the Montigen acquisition as well as other recent corporate developments. This event will be webcast for interested parties. Further details regarding the webcast will be available on SuperGen’s website at www.supergen.com on or before April 24, 2006.

About SuperGen

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the discovery, acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders. SuperGen’s product portfolio includes: Nipent® (pentostatin for injection); Mitomycin (generic brand of Mutamycin®); and SurfaceSafe® cleaner.

For more information about SuperGen, please visit www.supergen.com.

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby. These forward-looking statements include statements regarding Montigen’s ability to generate pre-clinical development candidates for selection into clinical testing, the value created for SuperGen’s stockholders as a result of the combination of Montigen’s technology and capabilities with SuperGen’s existing capabilities, the expectation that the Montigen products will be the subject of a pre-IND meeting later this year, the creation of opportunities for future commercialization of compounds, and the ability of Montigen to accelerate its research productivity and maximize the value of its developmental drugs as a result of the acquisition. Such statements are just predictions and involve risks or uncertainties such that actual results and performance may differ materially. Factors that might cause such a difference include the failure to (1) achieve the regulatory milestones contemplated by the definitive agreement such that the expansion of SuperGen’s product pipeline and commercialization opportunities may not be realized and (2) successfully integrate Montigen and its technology and research team into SuperGen and achieve expected synergies. These and other risks are detailed from time to time in SuperGen’s periodic filings with the Securities and Exchange Commission, including the report on Form 10-K for the fiscal year ended December 31, 2005. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
SuperGen	Noonan Russo
Timothy L. Enns	Sharon Weinstein
S.V.P., Corporate Communications & Business Development	Director of Investor Relations
Tel: (925) 560-0100 x111	Tel: (212) 845-4271
E-mail: tenns@supergen.com	E-mail: sharon.weinstein@eurorscg.com

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